EXHIBIT 12

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                               TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                                                Six Months Ended June 30,
                                                                 1999              1998
                                                              (Dollar amounts in millions)


Fixed charges:
         Interest and debt expense                            $  219.1           $  188.3
         One-third of rental expense                              11.9               12.5
                                                              --------           --------

Total                                                         $  231.0           $  200.8
                                                              ========           ========

Earnings:
         Net income                                           $   69.1           $   64.2
         Provision for income taxes                               44.9               39.0
         Fixed charges                                           231.0              200.8
                                                              --------           --------

         Total                                                $  345.0           $  304.0
                                                              ========           ========


Consolidated ratio of earnings
      to fixed charges                                            1.49               1.51
                                                                  ====               ====


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